Exhibit 99.1

Ovid Therapeutics Reports First Quarter 2019 Financial Results

Remains on track for all previously stated milestones expected throughout 2019

The STARS study selected as one of three abstracts featured at the 2019 AAN Top Science Press Conference

NEW YORK – May 07, 2019 - Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of people with rare neurological disorders, today reported financial results for the first quarter ended March 31, 2019.

“We continue to execute on all fronts,” said Jeremy Levin, DPhil, MB, BChir, Chairman and Chief Executive Officer of Ovid Therapeutics. “We completed an equity offering which was supported by Takeda and top-tier financial investors.  Our development programs advanced according to plan and as a result 2019 will be an active and eventful period at Ovid, with multiple clinical milestones expected across the pipeline. Additionally, we are very proud that our successful Phase 2 STARS study in Angelman syndrome was selected as one of three programs featured at the 2019 American Academy of Neurology (AAN) Top Science Press Conference, held on May 5th. The selection of our data underscores the fact that STARS is the first industrial clinical trial to show positive clinical results in Angelman syndrome where there are currently no approved medicines. This gives hope to patients, is an important recognition for Ovid and advances the field of study in Angelman syndrome.”

Recent Progress and Upcoming Milestones

OV101 for Angelman Syndrome

•

On May 7th, at the 71st annual meeting of the American Academy of Neurology (AAN) in Philadelphia, Ovid will present data from OV101 in adolescents and adults with Angelman syndrome (STARS study), as part of the Emerging Science program.

•	In addition, the STARS study abstract was selected by the Chair of the AAN Science Committee as one of three data presentations featured at the Top Science Press Conference, held on May 5th.

•	The open-label extension ELARA study for people with Angelman syndrome who previously completed a clinical trial with OV101 continues to enroll patients.

•	The pivotal Phase 3 NEPTUNE trial in Angelman syndrome is expected to initiate with the first patient enrolling in 2H19.

OV101 for Fragile X Syndrome

•	Also at the 71st annual meeting of the American Academy of Neurology, Ovid presented research on frameworks to assess outcomes in patients with Fragile X syndrome.

•	The Phase 2 ROCKET trial continues to enroll patients and results are expected in 2H19.

OV935

•	Ovid continues to enroll the open-label extension ENDYMION trial for people with DEE who previously completed a clinical trial with OV935.

•	The open-label Phase 2 ARCADE trial in people with Dup15q syndrome or CDKL5 Deficiency Disorder continues to enroll and Ovid anticipates completion of enrollment in 2H19.

•	The global, Phase 2 ELEKTRA trial in people with Dravet syndrome or Lennox-Gastaut syndrome continues to enroll.

Corporate

•	The Company strengthened its management team with the appointment of pharmaceutical veteran, Thomas Perone, previously at Celgene, as Senior Vice President, General Counsel and Corporate Secretary.

•

To align expertise with the company’s advancing clinical stage pipeline, Ovid made additional changes to its senior management, including the promotion of Amit Rakhit, M.D., MBA to the role of Head of R&D, on top of his current position as CMO.

•	In February, Ovid raised net proceeds of approximately $30.5 million in a public offering to further strengthen its balance sheet and to fund ongoing and anticipated development programs.

First Quarter March 31, 2019 Financial Results

o	As of March 31, 2019, cash, cash equivalents, and short-term investments totaled $59.6 million.

o	Research and development expenses were $9.3 million for the first quarter ended March 31, 2019, as compared to $8.5 million for the same period in 2018. The increase of $0.8 million was primarily due to an increase in clinical activities related to the Company’s ongoing development programs.

o

General and administrative expenses were $4.7 million for the first quarter ended March 31, 2019, as compared to $5.0 million in 2018. The decrease of $0.3 million was primarily due to an increase in payroll and payroll-related expenses of $0.4 million offset by a decrease in professional fees and general office expenses of $0.6 million.

o

The Company reported a net loss of $13.8 million, or basic and diluted net loss per share attributable to common stockholders of $0.46, for the first quarter of 2019, as compared to a net loss of $13.2 million, or net loss per share attributable to common stockholders of $0.54, for the same period in 2018.

About Ovid Therapeutics

Ovid Therapeutics (NASDAQ: OVID) is a New York-based biopharmaceutical company using its BoldMedicine™ approach to develop medicines that transform the lives of patients with rare neurological disorders. Ovid has a broad pipeline of potential first-in-class medicines. The company’s lead investigational medicine, OV101, is currently in development for the treatment of Angelman syndrome and Fragile X syndrome. Ovid is also developing OV935/TAK-935 in collaboration with Takeda Pharmaceutical Company Limited for the treatment of rare developmental and epileptic encephalopathies (DEE).

For more information on Ovid, please visit http://www.ovidrx.com/.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding advancing Ovid’s product candidates, progress, timing, scope and results of clinical trials for Ovid’s product candidates, and the reporting of clinical data regarding Ovid’s product candidates. You can identify forward-looking statements because they contain words such as “will,” “believes” and “expects.” Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Ovid’s filings with the Securities and Exchange Commission under the caption “Risk Factors”. Ovid assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,	Three Months Ended March 31,
	2019	2018
Operating expenses:
Research and development	$9,337,304	$8,474,557
General and administrative	4,716,231	4,955,307
Total operating expenses	14,053,535	13,429,864
Loss from operations	(14,053,535)	(13,429,864)
Interest income	253,340	247,106
Net loss	$(13,800,195)	$(13,182,758)
Net loss attributable to common stockholders	$(13,800,195)	$(13,182,758)
Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(0.54)
Weighted-average common shares outstanding basic and diluted	30,329,640	24,609,050

Selected Condensed Balance Sheet Data (Unaudited)
	March 31,	December 31,
	2019	2018

Cash, cash equivalents and short-term investments	$ 59,640,781	$ 41,500,652
Working capital[1]	$ 54,751,958	$ 35,423,690
Total assets	$ 66,655,592	$ 47,649,602
Total stockholders' equity	$ 57,245,801	$ 38,805,145

1Working capital defined as current assets less current liabilities

Contacts

Investors:

Investor Relations & Public Relations

Ovid Therapeutics Inc.

irpr@ovidrx.com

Alex Gray

Burns McClellan, Inc.

agray@burnsmc.com

(212) 213-0006

Media:

Investor Relations & Public Relations

Ovid Therapeutics Inc.

irpr@ovidrx.com